Exhibit 10.6

April 17, 2017

By email (yc506@yahoo.com)

Linda L. Chang

141 Central Avenue

Gaithersburg, MD 20877

Re:                             Chief Financial Officer, Osiris Therapeutics, Inc.

Dear Ms. Chang:

We are delighted to extend this offer of employment for the position of Chief Financial Officer of Osiris Therapeutics, Inc. (“Osiris” or “the Company”).  Please note that this offer is subject to approval by our Company’s Board of Directors.  If you accept this offer, and once ratified by our Board, your employment will start on May 1, 2017.

These are the offered terms and conditions of employment:

1.                                      Position.  Your title will be Chief Financial Officer.  You will report directly to the Company’s President and Chief Executive Officer.  This is a full-time position.  While you are employed at this Company, you will not engage in any other employment, consulting, or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company.  By signing this letter of agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.                                      Base Compensation.  The Company will pay you an annual salary of $320,000, subject to reduction to reflect applicable withholding of payroll taxes and other deductions required by law.  This salary shall be payable in equal biweekly installments in accordance with the Company’s standard payroll schedule.

3.                                      Bonus.  You will be eligible to earn a bonus each year up to $80,000, to be determined by the Compensation Committee of the Board of Directors in accordance with the Company’s Compensation Policy and the Compensation Committee Charter.  In addition, you will be entitled to participate in a long-term incentive plan, such plan to be designed by the Compensation Committee (subject to Board approval) by or before December 31, 2017.  In the event of a change in control of the Company any grants or awards under the long-term incentive plan shall immediately become vested.

4.                                      Employee Benefits.  You will be eligible to participate in a number of Company-sponsored employee benefit plans on the same terms and conditions as other executives of the Company.  The Company offers a comprehensive employee benefits programs, including but not limited to: medical insurance, vision plan, dental insurance, flexible spending accounts, life insurance and

AD&D, short-term disability, long-term disability, and a 401(k) plan with a partial Company match.  In addition, you will be eligible to receive the same perquisites as other officers of the Company.

5.                                      Paid Time Off.  You will be entitled to receive paid Company holidays and accrue paid time off (PTO) in the same manner as other executives of the Company, including PTO accruing at an annual rate of 168 hours, plus 8 paid holidays and 2 paid personal (floater) day per calendar year.

6.                                      Employment Relationship.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  As part of and a condition of this offer, you will be provided with and asked to sign and accept certain Company agreements and policies, in the same manner as other executives of the Company, including a non-disclosure and non-competition agreement (provided separately) and the Company’s Code of Conduct.

7.                                      Severance.  In the event of your termination by the Company without cause, you will be paid severance equivalent to six month salary.

8.                                      Interpretation, Amendment and Enforcement.  This letter of agreement supersedes and replaces any prior agreements, representations or understandings between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein.

You may indicate your agreement with these terms and accept this offer by signing and dating this agreement.

Osiris Therapeutics, Inc.

	By:	/S/ D.A. DRESNER
Name: David A. Dresner
Title: Interim Chief Executive Officer

Acknowledgement and Agreement:

/S/ Linda Chang
Linda L. Chang

5/17/17
Date